Exhibit 99.1

Teladoc Health Reports Full Year and Fourth Quarter 2024 Results

PURCHASE, NY, February 26, 2025— Teladoc Health, Inc. (NYSE: TDOC), the global leader in whole-person virtual care, today reported financial results for the full year ended December 31, 2024 (“Full Year 2024”) and three months ended December 31, 2024 (“Fourth Quarter 2024”). Unless otherwise noted, percentage and other changes are relative to the full year ended December 31, 2023 (“Full Year 2023”) and three months ended December 31, 2023 (“Fourth Quarter 2023”).

Full Year and Fourth Quarter 2024 Highlights

•Full Year 2024 revenue of $2,569.6 million, down 1% year-over-year, and Fourth Quarter 2024 revenue of $640.5 million, down 3% year-over-year
•Full Year 2024 net loss of $1,001.2 million, or $5.87 per share, and Fourth Quarter 2024 net loss of $48.4 million, or $0.28 per share
•Full Year 2024 adjusted EBITDA of $310.7 million, down 5% year-over-year, and Fourth Quarter 2024 adjusted EBITDA of $74.8 million, down 35% year-over-year
•Full Year 2024 operating cash flow of $293.7 million, down from $350.0 million; Full Year 2024 free cash flow of $169.6 million, down from $193.7 million; cash position of $1,298.3 million at December 31, 2024
•Initiates 2025 guidance

“We had a solid finish to the year, both in terms of performance and advancing initiatives important to our future. Consistent with our guidance range, Integrated Care delivered revenue growth and strong margin expansion, and progressed well on key priorities, including the announced agreement to acquire Catapult Health. In BetterHelp, while we were pleased with the sequential improvement in key metrics in the fourth quarter, the operating environment continues to be challenging and we remain focused on actions to stabilize results consistent with our overall virtual mental health strategy,” said Chuck Divita, Chief Executive Officer of Teladoc Health.

“As we look forward in 2025, execution will continue to be a top priority as we advance efforts to unlock growth opportunities and position the company for long term success. We will also remain focused on our cost structure, building on the significant improvements achieved in 2024 over the prior year. I believe we are setting a stronger foundation to drive our business going forward and we have a committed team operating with speed and urgency,” Divita added.

Key Financial Data
($ in thousands, except per share data, unaudited)
	Three Months Ended			Year Ended
	December 31,			December 31,
	2024	2023	Change	2024	2023	Change
Revenue	$640,491	$660,527	(3)%	$2,569,574	$2,602,415	(1)%

Net loss	$(48,409)	$(28,890)	(68)%	$(1,001,245)	$(220,368)	n/m
Net loss per share, basic and diluted	$(0.28)	$(0.17)	(65)%	$(5.87)	$(1.34)	n/m

Adjusted EBITDA (1)	$74,835	$114,443	(35)%	$310,711	$328,120	(5)%
See note (1) in the Notes section that follows.
n/m – not meaningful

Fourth Quarter 2024

Revenue decreased 3% to $640.5 million from $660.5 million in Fourth Quarter 2023. Access fees revenue decreased 5% to $543.1 million and other revenue grew 12% to $97.4 million. U.S. revenue decreased 5% to $535.4 million and International revenue grew 10% to $105.1 million.

Teladoc Health Integrated Care (“Integrated Care”) segment revenue increased 2% to $390.7 million in Fourth Quarter 2024 and BetterHelp segment revenue decreased 10% to $249.8 million.

Net loss totaled $48.4 million, or $0.28 per share, for Fourth Quarter 2024, compared to $28.9 million, or $0.17 per share, for Fourth Quarter 2023. Results for Fourth Quarter 2024 included stock-based compensation expense of $27.5 million, or $0.16 per share pre-tax, and amortization of acquired intangibles of $51.0 million, or $0.29 per share pre-tax. Net loss for Fourth Quarter 2024 also included $5.6 million, or $0.03 per share pre-tax, of restructuring costs, related to severance costs and costs associated with office space reduction.

Results for Fourth Quarter 2023 primarily included stock-based compensation expense of $46.8 million, or $0.28 per share pre-tax, and amortization of acquired intangibles of $70.8 million, or $0.43 per share pre-tax.

Adjusted EBITDA(1) decreased 35% to $74.8 million, compared to $114.4 million for Fourth Quarter 2023. Integrated Care segment adjusted EBITDA decreased 5% to $53.2 million in Fourth Quarter 2024 and BetterHelp segment adjusted EBITDA decreased 63% to $21.7 million in Fourth Quarter 2024.

GAAP gross margin, which includes amortization of intangible assets and depreciation of property and equipment, was 65.7% for Fourth Quarter 2024, compared to 68.8% for Fourth Quarter 2023.

Adjusted gross margin(1) was 70.5% for Fourth Quarter 2024, compared to 70.7% for Fourth Quarter 2023.

Full Year Ended December 31, 2024

Revenue decreased 1% to $2,569.6 million from $2,602.4 million for the year ended December 31, 2023. Access fees revenue decreased 3% to $2,215.2 million, and other revenue grew 11% to $354.4 million. U.S. revenue decreased 3% to $2,160.0 million, and International revenue grew 12% to $409.6 million for the year ended December 31, 2024.

Revenue for the Integrated Care segment increased 4% to $1,528.9 million and for the BetterHelp segment decreased 8% to $1,040.7 million for the year ended December 31, 2024.

Non-cash goodwill impairment charge of $790.0 million was recorded for the year ended December 31, 2024 and was attributable to changes in estimates of future cash flows related to the company’s BetterHelp segment. The non-cash charge had no impact on the provision for income taxes.

Net loss totaled $1,001.2 million, or $5.87 per share, for the year ended December 31, 2024, compared to
$220.4 million, or $1.34 per share, for the year ended December 31, 2023. Results for the year ended December 31, 2024 included a non-cash goodwill impairment charge of $790.0 million, or $4.63 per share pre-tax, stock-based compensation expense of $146.0 million, or $0.86 per share pre-tax, restructuring costs of $20.4 million, or $0.12 per share pre-tax, primarily related to severance costs, and amortization of acquired intangibles of $230.3 million, or $1.35 per share pre-tax.

Results for the year ended December 31, 2023 primarily included stock-based compensation expense of
$201.6 million, or $1.22 per share pre-tax, amortization of acquired intangibles of $243.0 million, or $1.48 per share pre-tax, as well as restructuring costs related to the abandonment of certain excess leased office space and severance of $16.9 million, or $0.10 per share pre-tax.

Adjusted EBITDA(1) decreased 5% to $310.7 million, compared to $328.1 million for the year ended December 31, 2023. Integrated Care segment adjusted EBITDA increased 21% to $232.9 million for the year ended December 31, 2024 and BetterHelp segment adjusted EBITDA decreased 43% to $77.8 million for the year ended December 31, 2024.

GAAP gross margin, which includes amortization of intangible assets and depreciation of property and equipment, was 66.3% for the year ended December 31, 2024, compared to 68.2% for the year ended December 31, 2023.

Adjusted gross margin(1) was 70.8% for both the year ended December 31, 2024 and 2023.

Capex and Cash Flow

Cash flow from operations was $85.9 million in Fourth Quarter 2024, compared to $130.1 million in Fourth Quarter 2023, and was $293.7 million for the year ended December 31, 2024, compared to $350.0 million for the year ended December 31, 2023. Capitalized expenditures and capitalized software development costs (together, “Capex”) were $29.6 million in Fourth Quarter 2024, compared to $36.5 million in Fourth Quarter 2023, and were $124.1 million for the year ended December 31, 2024, compared to $156.3 million for the year ended December 31, 2023. Free cash flow was $56.3 million in Fourth Quarter 2024, compared to $93.6 million in Fourth Quarter 2023, and was $169.6 million for the year ended December 31, 2024, compared to $193.7 million for the year ended December 31, 2023.

Financial Outlook

The outlook provided below is based on current market conditions and expectations and what we know today, and includes anticipated contribution from the acquisition of Catapult Health, which we expect to close at the end of February. However, it does not include the impact of any purchase accounting or any potential impairments resulting from such acquisition. Accordingly, we believe our outlook ranges provide a reasonable baseline for future financial performance.

For the full year of 2025, we expect:
Full Year 2025 Outlook Range
Revenue	$2,468 - $2,576 million
Adjusted EBITDA	$278 - $319 million
Net loss per share	($1.10) - ($0.50)
Free Cash Flow	$190- $220 million
U.S. Integrated Care Members (2)	101 - 103 million

Integrated Care
Revenue growth percentage (year-over-year)	0.00% - 3.00%
Adjusted EBITDA margin	14.30% - 15.30%

BetterHelp
Revenue growth percentage (year-over-year)	(9.75%) - (3.75%)
Adjusted EBITDA margin	6.25% - 7.75%

For the first quarter of 2025, we expect:
1Q 2025 Outlook Range
Revenue	$608 - $629 million
Adjusted EBITDA	$47 - $59 million
Net loss per share	($0.40) - ($0.15)
U.S. Integrated Care Members (2)	101 - 102 million

Integrated Care
Revenue growth percentage (year-over-year)	(0.50%) - 2.00%
Adjusted EBITDA margin	11.25% - 12.75%

BetterHelp
Revenue growth percentage (year-over-year)	(13.50%) - (9.00%)
Adjusted EBITDA margin	2.00% - 4.25%
See note (2) in the Notes section that follows.

Earnings Conference Call

The Fourth Quarter and Full Year 2024 earnings conference call and webcast will be held Wednesday, February 26, 2025 at 4:30 p.m. E.T. The conference call can be accessed by dialing 1-833-470-1428 for U.S. participants and using the access code #259200. For international participants, please visit the following link for global dial-in numbers: https://www.netroadshow.com/events/global-numbers?confId=72270. A live audio webcast will also be available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health empowers all people everywhere to live their healthiest lives by transforming the healthcare experience. As the world leader in virtual care, Teladoc Health uses proprietary health signals and personalized interactions to drive better health outcomes across the full continuum of care, at every stage in a person’s health journey. Teladoc Health leverages more than two decades of expertise and data-driven insights to meet the growing virtual care needs of consumers and healthcare professionals. For more information, please visit www.teladochealth.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding future financial or operating results, future numbers of members, BetterHelp paying users or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings, including our ability to effectively compete; (iii) results of litigation or regulatory actions; (iv) the loss of one or more key clients or the loss of a significant number of members or BetterHelp paying users; (v) changes in valuations or useful lives of our assets; (vi) changes to our abilities to recruit and retain qualified providers into our network; (vii) the impact of and risk related to impairment losses with respect to goodwill or other assets; and (viii) the success of our operational review of the company to achieve a more balanced approach to growth and margin. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$640,491	$660,527	$2,569,574	$2,602,415
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	188,928	193,424	751,270	760,031
Advertising and marketing	174,726	147,156	705,787	688,854
Sales	52,726	53,451	204,993	213,780
Technology and development	76,752	89,938	307,274	348,521
General and administrative	99,996	108,957	435,490	464,659
Goodwill impairment	—	—	790,000	—
Acquisition, integration, and transformation costs	456	4,262	1,743	21,110
Restructuring costs	5,602	899	20,355	16,942
Amortization of intangible assets	86,540	94,728	363,365	325,933
Depreciation of property and equipment	2,980	2,793	10,183	11,138
Total costs and expenses	688,706	695,608	3,590,460	2,850,968
Loss from operations	(48,215)	(35,081)	(1,020,886)	(248,553)
Interest income	(14,231)	(13,707)	(57,071)	(46,782)
Interest expense	6,846	5,538	23,803	22,282
Other expense (income), net	7,341	(1,537)	6,035	(4,445)
Loss before provision for income taxes	(48,171)	(25,375)	(993,653)	(219,608)
Provision for income taxes	238	3,515	7,592	760
Net loss	$(48,409)	$(28,890)	$(1,001,245)	$(220,368)

Net loss per share, basic and diluted	$(0.28)	$(0.17)	$(5.87)	$(1.34)

Weighted-average shares used to compute basic and diluted net loss per share	172,765,307	166,059,023	170,564,088	164,578,219

Stock-based Compensation Summary

Compensation expense for stock-based awards were classified as follows (in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Cost of revenue (exclusive of depreciation and amortization, which are shown separately)	$1,000	$1,418	$4,782	$5,478
Advertising and marketing	1,552	3,773	12,575	15,300
Sales	4,683	8,393	24,807	35,448
Technology and development	7,721	15,352	34,855	58,336
General and administrative	12,516	17,906	68,932	86,988
Total stock-based compensation expense (3)	$27,472	$46,842	$145,951	$201,550
See note (3) in the Notes section that follows.

Revenues

	Three Months Ended December 31,			Year Ended December 31,
($ in thousands, unaudited)	2024	2023	Change	2024	2023	Change
Revenue by Type
Access fees	$543,123	$573,920	(5)%	$2,215,220	$2,282,521	(3)%
Other	97,368	86,607	12%	354,354	319,894	11%
Total Revenue	$640,491	$660,527	(3)%	$2,569,574	$2,602,415	(1)%

Revenue by Geography
U.S. Revenue	$535,396	$564,763	(5)%	$2,159,959	$2,237,533	(3)%
International Revenue	105,095	95,764	10%	409,615	364,882	12%
Total Revenue	$640,491	$660,527	(3)%	$2,569,574	$2,602,415	(1)%

Summary Operating Metrics

Consolidated

	Three Months Ended December 31,			Year Ended December 31,
(In millions)	2024	2023	Change	2024	2023	Change
Total Visits	4.4	4.4	—%	17.3	18.4	(6)%

Integrated Care

	As of December 31,
(In millions)	2024	2023	Change
U.S. Integrated Care Members (2)	93.8	89.6	5%
Chronic Care Program Enrollment (4)	1.203	1.158	4%

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	Change	2024	2023	Change
Average Monthly Revenue Per U.S. Integrated Care Member (5)	$1.39	$1.42	(2)%	$1.37	$1.41	(3)%

BetterHelp

	Average for			Average for
	Three Months Ended December 31,			Year Ended December 31,
(In millions)	2024	2023	Change	2024	2023	Change
BetterHelp Paying Users (6)	0.400	0.425	(6)%	0.405	0.457	(11)%
See notes (2), (4), (5), and (6) in the Notes section that follows.

Selected Operating Results by Segment (see notes (7) in the Notes section that follows)

The following table presents selected operating results by reportable segment for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
($ in thousands, unaudited)	2024	2023	Change	2024	2023	Change
Integrated Care
Revenue	$390,672	$384,356	2%	$1,528,870	$1,468,794	4%
Adjusted EBITDA	$53,161	$55,971	(5)%	$232,902	$191,871	21%
Adjusted EBITDA Margin %	13.6%	14.6%		15.2%	13.1%

BetterHelp
Therapy Services	$244,352	$271,273	(10)%	$1,017,725	$1,116,693	(9)%
Other Wellness Services	5,467	4,898	12%	22,979	16,928	36%
Total Revenue	$249,819	$276,171	(10)%	$1,040,704	$1,133,621	(8)%
Adjusted EBITDA	$21,674	$58,472	(63)%	$77,809	$136,249	(43)%
Adjusted EBITDA Margin %	8.7%	21.2%		7.5%	12.0%

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(1,001,245)	$(220,368)
Adjustments to reconcile net loss to net cash flows from operating activities:
Goodwill impairment	790,000	—
Amortization of intangible assets	363,365	325,933
Depreciation of property and equipment	10,183	11,138
Amortization of right-of-use assets	9,295	11,650
Provision for allowances for doubtful accounts	3,795	4,686
Stock-based compensation	145,951	201,550
Deferred income taxes	(1,145)	(1,903)
Other, net	9,796	5,692
Changes in operating assets and liabilities:
Accounts receivable	(375)	(10,252)
Prepaid expenses and other current assets	5,188	12,461
Inventory	(9,749)	24,095
Other assets	(1,257)	(23,052)
Accounts payable	(10,365)	(4,185)
Accrued expenses and other current liabilities	30,178	9,069
Accrued compensation	(20,499)	19,180
Deferred revenue	(18,246)	(4,900)
Operating lease liabilities	(10,892)	(10,224)
Other liabilities	(298)	(549)
Net cash provided by operating activities	293,680	350,021
Cash flows from investing activities:
Capital expenditures	(10,790)	(11,464)
Capitalized software development costs	(113,262)	(144,884)
Other, net	—	1
Net cash used in investing activities	(124,052)	(156,347)
Cash flows from financing activities:
Proceeds from the exercise of stock options	3,566	1,481
Proceeds from employee stock purchase plan	4,748	9,651
Other, net	(2)	(278)
Net cash provided by financing activities	8,312	10,854
Net increase in cash and cash equivalents	177,940	204,528
Effect of foreign currency exchange rate changes	(3,288)	965
Cash and cash equivalents at beginning of the period	1,123,675	918,182
Cash and cash equivalents at end of the period	$1,298,327	$1,123,675

The following table presents the selected cash flow information for the following quarters (in thousands, unaudited):

	Three Months Ended December 31,
	2024	2023
Net cash provided by operating activities	$85,902	$130,082
Net cash used in investing activities	(29,644)	(36,506)
Net cash provided by (used in) financing activities	1,882	(1,775)
Effect of foreign currency exchange rate changes	(3,855)	1,347
Net increase in cash and cash equivalents	$54,285	$93,148

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data, unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,298,327	$1,123,675
Accounts receivable, net of allowance for doubtful accounts of $5,134 and $4,240 at December 31, 2024 and December 31, 2023, respectively	214,146	217,423
Inventories	38,138	29,513
Prepaid expenses and other current assets	113,296	118,437
Total current assets	1,663,907	1,489,048
Property and equipment, net	29,487	32,032
Goodwill	283,190	1,073,190
Intangible assets, net	1,431,360	1,677,781
Operating lease—right-of-use assets	27,092	40,060
Other assets	81,488	80,258
Total assets	$3,516,524	$4,392,369
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,130	$43,637
Accrued expenses and other current liabilities	202,157	178,634
Accrued compensation	76,229	102,686
Deferred revenue—current	79,296	95,659
Convertible senior notes, net—current	550,723	—
Total current liabilities	941,535	420,616
Other liabilities	720	1,080
Operating lease liabilities, net of current portion	32,135	42,837
Deferred revenue, net of current portion	9,786	13,623
Deferred taxes, net	49,851	49,452
Convertible senior notes, net—non-current	991,418	1,538,688
Total liabilities	2,025,445	2,066,296
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 173,405,016 shares and 166,658,253 shares issued and outstanding as of December 31, 2024 and December 31, 2023 respectively	173	167
Additional paid-in capital	17,759,194	17,591,551
Accumulated deficit	(16,229,900)	(15,228,655)
Accumulated other comprehensive loss	(38,388)	(36,990)
Total stockholders’ equity	1,491,079	2,326,073
Total liabilities and stockholders’ equity	$3,516,524	$4,392,369

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP financial measures to clarify and enhance an understanding of past performance, which include adjusted gross profit, adjusted gross margin, adjusted EBITDA, and free cash flow. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance, and are commonly used by investors to evaluate our performance and that of our competitors. We further believe that these financial measures are useful to assess our operating performance and financial and business trends from period-to-period by excluding certain items that we believe are not representative of our core business, and that free cash flow reflects an additional way of viewing our liquidity that, when viewed together with GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows. We use these non-GAAP financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as a key measure of our performance.

Adjusted gross profit is our total revenue minus our total cost of revenue (exclusive of depreciation and amortization, which are shown separately) and adjusted gross margin is adjusted gross profit as a percentage of our total revenue.

Adjusted EBITDA consists of net loss before provision for income taxes; other expense (income), net; interest income; interest expense; depreciation of property and equipment; amortization of intangible assets; restructuring costs; acquisition, integration, and transformation cost; goodwill impairment; and stock-based compensation.

Free cash flow is net cash provided by operating activities less capital expenditures and capitalized software development costs.

Our use of these non-GAAP terms may vary from that of others in our industry, and other companies may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Non-GAAP measures have important limitations as analytical tools and you should not consider them in isolation, and they should not be considered as an alternative to net loss before provision for income taxes, net loss, net loss per share, net cash from operating activities or any other measures derived in accordance with GAAP. Some of these limitations are:

•adjusted gross margin has been and will continue to be affected by a number of factors, including the fees we charge our clients, the number of visits and cases we complete, the costs paid to providers and medical experts, as well as the costs of our provider network operations center;

•adjusted gross margin does not reflect the significant depreciation and amortization to cost of revenue;

•adjusted EBITDA eliminates the impact of the provision for income taxes on our results of operations, and does not reflect other expense (income), net, interest income, or interest expense;

•adjusted EBITDA does not reflect restructuring costs. Restructuring costs may include certain lease impairment costs, certain losses related to early lease terminations, and severance;

•adjusted EBITDA does not reflect significant acquisition, integration, and transformation costs. Acquisition, integration, and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration, and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our customer relationship management and enterprise resource planning systems. These transformation cost adjustments made to our results do not represent normal, recurring, operating expenses necessary to operate the business but, rather, incremental costs incurred in connection with our acquisition and integration activities;

•adjusted EBITDA does not reflect goodwill impairment charges; and

•adjusted EBITDA does not reflect the significant non-cash stock-based compensation expense which should be viewed as a component of recurring operating costs.

In addition, although amortization of intangible assets and depreciation of property and equipment are non-cash charges, the assets being amortized and depreciated will often have to be replaced in the future, and adjusted gross profit, adjusted gross margin, and adjusted EBITDA do not reflect any expenditures for such replacements.

We compensate for these limitations by using these non-GAAP measures along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share, net cash provided by operating activities, and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following is a reconciliation of gross profit, the most directly comparable GAAP financial measure, to adjusted gross profit:

Reconciliation of GAAP Gross Profit to Adjusted Gross Profit
(In thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$640,491	$660,527	$2,569,574	$2,602,415
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	(188,928)	(193,424)	(751,270)	(760,031)
Amortization of intangible assets and depreciation of property and equipment	(31,052)	(12,658)	(113,747)	(67,751)
Gross Profit	420,511	454,445	1,704,557	1,774,633
Amortization of intangible assets and depreciation of property and equipment	31,052	12,658	113,747	67,751
Adjusted gross profit	$451,563	$467,103	$1,818,304	$1,842,384

Gross margin	65.7%	68.8%	66.3%	68.2%
Adjusted gross margin	70.5%	70.7%	70.8%	70.8%

The following is a reconciliation of net loss, the most directly comparable GAAP financial measure, to adjusted EBITDA:

Reconciliation of GAAP Net Loss to Adjusted EBITDA
(In thousands, unaudited)

					Outlook in millions (8)
	Three Months Ended December 31,		Year Ended December 31,		First Quarter	Full Year
	2024	2023	2024	2023	2025	2025
Net income (loss)	$(48,409)	$(28,890)	$(1,001,245)	$(220,368)	$(70) - (26)	$(196) - (89)
Add:
Provision for income taxes	238	3,515	7,592	760
Other expense (income), net	7,341	(1,537)	6,035	(4,445)
Interest expense	6,846	5,538	23,803	22,282
Interest income	(14,231)	(13,707)	(57,071)	(46,782)
Depreciation of property and equipment	2,980	2,793	10,183	11,138
Amortization of intangible assets	86,540	94,728	363,365	325,933
Restructuring costs	5,602	899	20,355	16,942
Acquisition, integration, and transformation costs	456	4,262	1,743	21,110
Goodwill impairment	—	—	790,000	—
Stock-based compensation	27,472	46,842	145,951	201,550
Total Adjustments	123,244	143,333	1,311,956	548,488	75 - 129	367 - 515
Consolidated Adjusted EBITDA	$74,835	$114,443	$310,711	$328,120	$49 - 59	$278 - 319

Segment Adjusted EBITDA
Integrated Care	$53,161	$55,971	$232,902	$191,871
BetterHelp	21,674	58,472	77,809	136,249
Consolidated Adjusted EBITDA	$74,835	$114,443	$310,711	$328,120
See note (8) in the Notes section that follows.

The following is a reconciliation of net cash provided by operating activities, the most directly comparable GAAP financial measure, to free cash flow:

Reconciliation of GAAP Net Cash Provided by Operating Activities to Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Year Ended		Outlook (9)
	December 31,		December 31,		Full Year
	2024	2023	2024	2023	2025 (in millions)
Net cash provided by operating activities	$85,902	$130,082	$293,680	$350,021	$321 - 341
Capital expenditures	(6,132)	(1,404)	(10,790)	(11,464)
Capitalized software development costs	(23,512)	(35,103)	(113,262)	(144,884)
Capex	(29,644)	(36,507)	(124,052)	(156,348)	(131) - (121)
Free Cash Flow	$56,258	$93,575	$169,628	$193,673	$190 - 220
See note (9) in the Notes section that follows.

Notes:

1.A reconciliation of each non-GAAP measure to the most comparable measure under GAAP has been provided in this press release in the accompanying tables. An explanation of these non-GAAP measures is also included under the heading “Non-GAAP Financial Measures.”

2.U.S. Integrated Care Members represent the number of unique individuals who have paid access and visit fee only access to our suite of integrated care services in the U.S. at the end of the applicable period.

3.Excluding the amount capitalized related to software development projects.

4.Chronic Care Program Enrollment represents the total number of enrollees across our suite of chronic care programs at the end of the applicable period.

5.Average monthly revenue per U.S. Integrated Care member is calculated by dividing the total revenue generated from the Integrated Care segment by the average number of U.S. Integrated Care Members (see note 2) during the applicable period.

6.BetterHelp Paying Users represent the average number of global monthly paying users of our BetterHelp therapy services during the applicable period.

7.We have two segments: Integrated Care and BetterHelp. The Integrated Care segment includes a suite of global virtual medical services including general medical, expert medical services, specialty medical, chronic condition management, mental health, and enabling technologies and enterprise telehealth solutions for hospitals and health systems. The BetterHelp segment includes virtual therapy and other wellness services provided on a global basis which are predominantly marketed and sold on a direct-to-consumer basis.

8.We have not provided a full line-item reconciliation for net loss to adjusted EBITDA outlook because we do not provide outlook on the individual reconciling items between net loss and adjusted EBITDA. This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as impairments, stock-based compensation and the related tax impact, provision for income taxes, acquisition, integration, and transformation costs, and restructuring costs, the effect of which may be significant. Accordingly, a full line-item reconciliation of the GAAP measure to the corresponding non-GAAP financial measure outlook is not available without unreasonable effort.

9.We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we believe such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and we are unable to reasonably predict certain items contained in the GAAP measure without unreasonable efforts.

Investors:
Michael Minchak
617-444-9612
ir@teladochealth.com

Media:
Chris Stenrud
860-491-8821
pr@teladochealth.com